Exhibit 99.3

Information Relating to Item 14 - Other Expenses of Issuance and Distribution

          Estimated expenses in connection with the issuance and distribution from time to time of such number of shares of common stock having an aggregate offering price of up to $30,000,000 pursuant to the sales agency agreement, registered pursuant to the Registration Statement (Registration No. 333-166441) on Form S-3 filed on April 30, 2010, as amended by Post-Effective Amendment No. 1 filed on May 11, 2010 and effective on May 13, 2010, are (other than the commission fee payable by the Company to Sandler O’Neill equal to 2.75% of the gross sales price per share for shares sold through Sandler O’Neill under the sales agency agreement) set forth in the following table. All amounts are estimated.

A registration fee in the amount of $7,130 covering a maximum aggregate offering price of $100 million was previously paid to the Securities and Exchange Commission in connection with the initial filing of the “shelf” Registration Statement.

Legal fees and expenses	$500,000
Accounting fees and expenses	$55,000
Miscellaneous expenses	$45,000
Total	$600,000